Exhibit 99.2

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FOURTH QUARTER 2017 RESULTS

MOORESTOWN, NJ – March 16, 2018 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter of 2017.

•	Fourth Quarter 2017 Highlights GAAP net income applicable to common stockholders of $18.7 million, or $1.47 per diluted share
•	Core earnings attributable to common stockholders of $7.3 million, or $0.57 per share
•	Book value of $20.44 per share at December 31, 2017, a 1.9% increase from September 30, 2017, net of the Company’s fourth quarter dividend
•	Declared regular common dividend of $0.49 per share; annualized common dividend yield at market close was 11.6% at March 15, 2018
•	Aggregate portfolio leverage stood at 5.3x at December 31, 2017
•	Acquired over $2 billion in conventional MSRs

“We closed 2017 with a strong fourth quarter, and were pleased overall with our performance during the year,” said Jay Lown, President of Cherry Hill Mortgage Investment Corporation. “With further rate increases expected in 2018, we are focused on executing our MSR strategy to take advantage of the opportunities presented by the rising interest rate environment.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the fourth quarter of 2017 of $18.7 million, or $1.47 per basic and diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $7.0 million of net interest income, $5.7 million of net servicing income, a net realized loss of $1.3 million on derivatives, a net unrealized gain of $8.4 million on derivatives, a net unrealized gain of $3.7 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $2.2 million.

Core earnings attributable to common stockholders for the fourth quarter of 2017 were $7.3 million, or $0.57 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release

	Three Months Ended December 31,
	2017	2016
Income
Interest income	$14,037	$11,242
Interest expense	7,062	2,389
Net interest income	6,975	8,853
Servicing fee income	7,660	2,145
Servicing costs	1,939	1,018
Net servicing income	5,721	1,127
Other income (loss)
Realized gain (loss) on RMBS, net	(1)	74
Realized gain on investments in Excess MSRs, net	-	1,520
Realized gain (loss) on derivatives, net	(1,260)	(4,056)
Unrealized gain (loss) on derivatives, net	8,447	15,307
Unrealized gain (loss) on investments in Excess MSRs	-	2,588
Unrealized gain (loss) on investments in MSRs	3,688	3,870
Total Income	23,570	29,283
Expenses
General and administrative expense	849	790
Management fee to affiliate	1,345	764
Total Expenses	2,194	1,554
Income Before Income Taxes	21,376	27,729
(Benefit from) provision for corporate business taxes	1,143	1,127
Net Income	20,233	26,602
Net (income) loss allocated to noncontrolling interests in Operating Partnership	(269)	(432)
Dividends on preferred stock	1,240	-
Net Income Applicable to Common Stockholders	$18,724	$26,170
Net income Per Share of Common Stock
Basic	$1.47	$3.48
Diluted	$1.47	$3.48
Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,713,265	7,519,038
Diluted	12,721,464	7,525,348

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the fourth quarter 2017 was approximately $7.7 million.

	Three Months Ended December 31,
	2017	2016
Net income (loss)	$20,233	$26,602
Other comprehensive income (loss):
Net unrealized gain on RMBS	(7,683)	(18,289)
Reclassification of net realized (gain) loss on RMBS included in earnings	1	(74)
Other comprehensive income	(7,682)	(18,363)
Comprehensive income	$12,551	$8,239
Comprehensive income attributable to noncontrolling interests in Operating Partnership	161	142
Dividends on preferred stock	1,240	-
Comprehensive income attributable to common stockholders	$11,150	$8,097

Unaudited.  Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended December 31, 2017

The Company realized servicing fee income of $7.7 million from its MSR portfolio, interest income of $14.0 million from its RMBS portfolio and other income of $10.9 million primarily related to unrealized gains on derivatives. The unpaid principal balance for the MSR portfolio stood at $11.7 billion as of December 31, 2017 and the carrying value of the MSR portfolio ended the quarter at $122.8 million.  Net interest spread for the RMBS portfolio stood at 1.27% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 5.3x.

The RMBS portfolio had both book and carrying values of approximately $1.8 billion at quarter end December 31, 2017.  The portfolio had a weighted average coupon of 3.9% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions and TBAs.  At quarter end December 31, 2017, the Company held interest rate swaps with a notional amount of $1.1 billion, swaptions with a notional amount of $155.0 million and TBAs with a notional amount of $26.9 million.

As of December 31, 2017, Cherry Hill’s GAAP book value was $20.44 per diluted share, a 1.9% increase, net of the fourth quarter dividend, from book value per share of $20.05 as of September 30, 2017.

Dividends

On December 7, 2017, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the fourth quarter of 2017. The dividend was paid in cash on January 30, 2018 to common stockholders of record as of the close of business on December 29, 2017. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock for the fourth quarter of 2017. The dividend was paid in cash on January 16, 2018 to preferred stockholders of record as of the close of business on December 29, 2017.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in Excess MSRs and MSRs, realized and unrealized gain (loss) on derivatives, and changes in fair value of MSRs primarily due to realization of expected cashflows (runoff). Core earnings is adjusted to exclude outstanding LTIP-OP units in the Company’s Operating Partnership and dividends paid on preferred stock. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of Excess MSRs. Core earnings include yield maintenance payments received in connection with the sale of the Company’s Excess MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended December 31, 2017 and 2016:

	Three Months Ended December 31,
	2017	2016(1)
Net income (loss)	$20,233	$26,602
Realized (gain) loss on RMBS, net	1	(74)
Realized (gain) loss on investments in Excess MSRs, net	-	(1,520)
Realized loss on derivatives, net	1,260	4,056
Unrealized (gain) loss on derivatives, net	(8,447)	(15,307)
Unrealized (gain) loss on investments in Excess MSRs	-	(2,588)
Unrealized (gain) loss on investments in MSRs	(3,688)	(3,870)
Tax (benefit) expense on unrealized (gain) loss on MSRs	1,487	1,486
Estimated ‘catch up’ premium amortization cost	2,245	(4,130)
Changes due to realization of expected cash flows	(4,935)	(1,219)
Reversal of loss on acquired assets, net	-	244
Yield maintenance income	500	250
Total core earnings:	$8,656	$3,930
Core earnings attributable to noncontrolling interests in Operating Partnership	(113)	(73)
Dividends on preferred stock	1,240	-
Core Earnings Attributable to Common Stockholders	$7,303	$3,857
Core Earnings Attributable to Common Stockholders, per Share	$0.57	$0.51
GAAP Net income (Loss) Per Share of Common Stock	$1.47	$3.48

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.
(1) In 4Q 2016 the Company refined its method of calculating amortization of its MSRs to reflect expected cashflows (runoff) from the portfolio.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 16, 2018.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2017 and its results of operations for the fourth quarter of 2017 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 8:30 A.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Fourth Quarter 2017 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on April 16, 2018 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “13677818.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com